Exhibit 10.21

January 4, 2012

Christopher Guiffre

22 Auburn Road

Wellesley, MA 02481

Dear Chris

It is with great pleasure that I offer you employment with Cerulean Pharma Inc. (“Cerulean” or “the Company”). Your initial position will be Senior Vice President, Chief Business Officer, reporting directly to me. In addition to performing duties and responsibilities associated with the position above, from time-to-time, the Company may assign you other duties and responsibilities consistent with such position. Your effective date of hire as a regular full-time employee will be January 17, 2012.

You shall be paid on a salary basis at an annual rate of $280,000, to be paid in accordance with Cerulean’s standard payroll practices. You will also be eligible for a discretionary performance-based bonus with a target of 25% of your annual salary, subject to criteria as determined by the Compensation Committee of the Board of Directors of the Company.

In addition to eleven (11) Company-paid holidays and up to two (2) personal days, you will receive a total of fifteen (25) days of earned time off for each year of employment which is earned pro rata on a semi-monthly basis.

As an incentive for you to share in the long-term growth of Cerulean, it is our intention to recommend to the Board of Directors that you be granted an incentive stock option to purchase 780,000 shares of Cerulean’s Common Stock at an exercise price equal to the fair market value (as determined by the Board of Directors) on the date of the grant. The options shall vest over a four-year period, with 25% vesting twelve (12) months from your first day of employment with Cerulean, and an additional 2.083% vesting in equal monthly portions on the last day of the month over the following thirty-six (36) months, and shall otherwise be subject to the provisions of Cerulean’s 2007 Stock Incentive Plan.

In addition, we intend to recommend to the Board of Directors that you be granted a stock option (the “Performance Option”) to purchase 750,000 shares of common stock with an exercise price equal to the fair market value (as determined by the Board of Directors) on the date of grant and the following vesting:

1. Upon the closing of a transformative business development transaction, as determined by the Board, the Performance Option will begin to vest with respect to 400,000 of the shares and shall vest with respect to such shares in equal monthly installments for the subsequent 24 months; and

2. In the event of a change in control with upfront consideration equal to $3.00 per then-outstanding share of common stock (on an as converted to common stock basis and as adjusted for stock splits and similar recapitalization and reorganization events), the Performance Option shall vest as to 350,000 of the shares, provided that, if such event occurs prior to the second anniversary of the option grant date, the Performance Option shall immediately vest in full.

As a regular full-time employee you are eligible to participate in the benefit plans which Cerulean offers to its employees, including the 401K Retirement Plan with a Company match of up to 4%. Descriptions of the benefit plans currently being offered are available upon request. These plans may, from time-to-time, be amended or terminated with or without prior notice.

In addition, in the event that the Company adopts a change of control severance plan, you will be eligible to participate to the same extent as similarly situated employees.

Your employment at all times will be at will, meaning that you are not being offered employment for a definite period and that either you or Cerulean may terminate the employment relationship at any time for any reason.

As a condition of your at-will employment, you will be required to sign the attached Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement. We understand that you currently are not subject to any agreements which restrict your activities for Cerulean. By accepting this offer below, you represent that you are not subject to any agreements which might restrict your conduct at Cerulean and that you understand that if you become aware at any time during your employment with Cerulean that you are subject to any agreements which might restrict your conduct at Cerulean, you are required to immediately inform the Company of the existence of such agreements or your employment by the Company shall be subject to immediate termination.

In addition, the Immigration Reform and Control Act requires employers to verify employment eligibility and identity of new employees. On your first day of employment, you must provide us with appropriate documents to establish your eligibility to work in the United States (e.g., Social Security card, drivers’ license, or United States passport). We will not be able to employ you if you fail to comply with this requirement.

Cerulean maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees.

This letter, together with the Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement (the “IP Agreement”), will constitute the entire agreement as to your employment relationship with the Company and will supersede any prior agreements or understandings between you and the Company, whether in writing or oral, including the Confidentiality Agreement dated February 15, 2011 (the “CDA”); provided that the CDA shall remain in full force and effect with respect Confidential Information disclosed to you by the Company prior to your execution of the IP Agreement.

This offer will expire at noon on January 12, 2012. Please indicate your acceptance of this offer and the terms and conditions thereof by signing and returning to the Company this letter and the IP Agreement.

We are looking forward to you joining the Cerulean team. We are confident that you will find a great deal of challenge, satisfaction, and opportunity for personal and professional growth at the Company.

Sincerely,

CERULEAN PHARMA INC.

/s/ Jean M. Silveri
Jean M. Silveri Senior Vice President, General Counsel

Accepted by:	/s/ Christopher Guiffre
Christopher Guiffre

Date: 1/5/12